EXHIBIT 23
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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 2-73052, as amended, 2-77353, 33-5755, 33-21072 and 33-59347 on Forms S-8
relating to The Davey Tree Expert Company 1980 Employee Stock Option Plan, The Davey Tree Expert Company 1982 Employee Stock Option Plan, The Davey Tree Expert Company 1985 Incentive Stock Option Plan, The Davey Tree Expert Company 1987 Incentive Stock Option Plan and The Davey Tree Expert Company 1994 Omnibus Stock Plan, and in Registration Statement No. 33-30970 on Form S-2 relating to The Davey Tree Expert Company 1989 Stock Subscription Plan and in the related prospectus, of our report dated February 13, 1998 appearing in this Annual Report on Form 10-K of The Davey Tree Expert Company for the year ended December 31, 1997.





/s/DELOITTE & TOUCHE LLP

Cleveland, Ohio
March 23, 1998


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